Exhibit 99.2

November 30, 2018

Daniel O’Day

Dear Dan,

Gilead Sciences, Inc. (“Gilead”) is pleased to offer you the position of Chief Executive Officer. In addition, the Board of Directors has determined to elect you Chairman of the Board of Directors effective upon the date you commence employment with Gilead. You will be based in our Foster City, California headquarters. We would expect you to start on March 1, 2019 (the “Start Date”).

We are very excited about the possibility of you joining Gilead, and we look forward to working with you in our innovative company. The following outlines the specific terms of our offer:

Annual Compensation. Your base salary on an annualized basis will be $1,600,000, less taxes, payable bi-weekly.

You will be eligible to participate in Gilead’s annual corporate bonus program, including with respect to 2019. Your target bonus will be 150% of annual base salary. Based on this, your target bonus for 2019 will be $2,400,000. Your actual bonus payout, which will not be pro-rated in light of your anticipated Start Date, can range from 0% to 150% of this target based on the achievement of corporate performance goals as established by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

You will be eligible to participate in Gilead’s annual equity awards program, which awards are typically granted in the first quarter of the year. The target grant values and equity vehicles are reviewed on an annual basis and subject to change as determined by the Compensation Committee. For 2019, the aggregate target grant date value for your equity awards will be $12,000,000, which will not be subject to pro-ration based on your Start Date (the “2019 Equity Awards”). Your 2019 annual equity awards will be made under the Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), with 25% of the value comprised of stock options, 25% comprised of restricted stock units (RSUs), and the remaining 50% comprised of performance share unit awards (PSUs). The actual number of shares subject to each of these grants will be determined based on the assumptions used by Gilead at the time of grant to value equity awards for purposes of Gilead’s financial reporting.  Subject to the provisions of this letter, these awards will be subject to the standard terms utilized for executive officer grants under the Equity Incentive Plan as approved by the Compensation Committee prior to the time of this offer, including the following:

•                  The exercise price for your stock options will be no less than the fair market value per share of Gilead common stock on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the Equity Incentive Plan. You will be notified of the details after your options have been granted. Your options will vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination upon or following your cessation of employment.

•                  Your RSUs will vest, and the underlying shares of Gilead common stock issued to you, in a series of four successive annual installments upon your completion of each year of continued employment with Gilead over the four-year period measured from the award date.  Each RSU that vests will entitle you to one share of Gilead common stock.

•                  Your PSUs will vest based on the extent to which corporate performance goals approved by the Compensation Committee are achieved. Historically, these goals have been based on relative Total Shareholder Return (TSR) over a three-year performance period and absolute Revenue achievement for each year of a three-year period, and the payout level can range from 0% to 200% of the target number of shares granted following the completion of the applicable performance period and subject to the Compensation Committee’s certification of the attained performance goals.

•                  Each of your 2019 Equity Awards will be subject to accelerated vesting in connection with certain terminations of your employment as described below.

Make Whole Equity Grant. Effective as of the Start Date, you will be awarded RSUs with a grant date value of $8,500,000, which amount reflects the net value (after adjustment for tax) of equity awards granted by your current employer that will be forfeited (your “Make-Whole RSUs”). Your Make-Whole RSUs will vest annually over three years, commencing on the first anniversary of the grant date, subject to your continued service.

In the event that your employment is terminated by Gilead without Cause (as defined below) or if you voluntarily terminate for Good Reason (as defined below) or if your employment with Gilead terminates due to your death or Disability (as defined below), you will become 100% vested in any of your remaining unvested 2019 Equity Awards (with any unvested PSUs granted as part of your 2019 Equity Awards vesting based on actual performance as to any performance periods that end prior to the date of such termination of employment and otherwise vesting at target) and in any of your remaining unvested Make-Whole RSUs.  The stock options, RSUs and PSUs will be subject, in all respects, to the terms and conditions of an award agreement that will be provided to you under separate cover.

As used in this letter, “Cause” means the occurrence of any of the following events or conditions: (i) you are convicted of, or plead guilty or nolo contendere to, a felony; (ii) you engage in material acts of fraud, dishonesty or other acts of willful misconduct in the course of your duties hereunder or willful violation of a written Gilead policy that has been provided to you; (iii) you willfully fail to perform or uphold your duties hereunder or willfully fail to comply with reasonable directives of the Gilead Board of Directors; or (iv) a material breach by you of this letter or of any written equity award agreement between you and Gilead; provided, however, that to the extent an event or condition described in clause (iii) or (iv) of this definition is susceptible of cure in the circumstances, such event or condition shall not constitute Cause hereunder unless Gilead provides you written notice of such event or condition within sixty (60) days of the initial existence of such condition and you fail to remedy such event or condition within thirty (30) days after receiving such notice; and provided, further, that no act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Gilead.

As used in this letter, “Good Reason” means the occurrence of any of the following events or conditions: (i) an adverse change in your employment status, title, position or responsibilities as Chief Executive Officer (including reporting responsibilities); (ii) a reduction in your annual base compensation or any failure to pay you any compensation or benefits to which you are entitled within five days of the date due; (iii) Gilead requires you to relocate to any place outside a thirty (30) mile radius of the greater Foster City, California area, except for reasonably required travel on the business of Gilead or any subsidiary; or (iv) a material breach by Gilead or any subsidiary of this letter or of any written equity award agreement between you and Gilead; provided, however, that any such event or condition shall not constitute Good Reason unless (x) you provide the Board written notice of such event or condition within sixty (60) days of the initial existence of such condition, (y) Gilead fails to remedy such event or condition within thirty (30) days after receiving notice thereof, and (z) your employment with Gilead is terminated by you within six (6) months after the initial existence of such event or condition.

As used in this letter, “Disability means a physical or mental impairment which renders you unable to perform the essential functions of your employment with Gilead, even with reasonable accommodation that does not impose an undue hardship on Gilead, for more than 90 days in any 180-day period.

Make-Whole Payments. Because you will not be eligible to receive your annual bonus from your current employer for 2018 based on the timing of this offer and to compensate for other economic consequences of accepting this offer, you will receive a one-time cash payment of $5,675,000 (the “Make-Whole Payment”). Your Make-Whole Payment will be paid to you with your first payroll check subsequent to the Start Date. In the event that your employment is terminated by Gilead for Cause (as defined above) or by you without Good Reason (as defined above), and in any case excluding a termination due to your death or Disability (as defined above), prior to your completion of one (1) year of service, you will be required to repay the Make-Whole Payment to Gilead. Your repayment obligation, if applicable, is due in full to Gilead within ninety (90) days following your employment termination date.

In addition, to compensate you for the forfeiture of your pension benefits with your current employer, Gilead will credit a $750,000 employer contribution to your individual account under Gilead’s deferred compensation plan (which is an unfunded plan that is not tax-qualified) for each of the first five (5) years of your service with Gilead (for a total of $3,750,000). The first contribution will be credited on the first anniversary of the Start Date, and each remaining contribution will be made on the next following anniversary of your Start Date. Each contribution is subject to your continued employment with Gilead through the date that such amount is credited to your account; provided, however, that if, during such five-year period, your employment with Gilead is terminated by Gilead without Cause (as defined above) or by you for Good Reason (as defined above) or due to your death or Disability (as defined above), the remaining annual contributions that have not previously been made by Gilead will accelerate and be made to your account within thirty (30) days after your termination.  In addition, you can elect to defer a portion of salary and annual bonus under the plan. Employer contributions and deferred amounts credited to your account will be fully vested at all times. Your individual account balance is periodically adjusted to reflect earnings (or losses) based on investment elections you make among a select group of investment funds utilized under the plan to track the notional investment return on the account balance.

Relocation Assistance. Because your role requires you to be based in our Foster City headquarters, Gilead will provide you with certain relocation benefits to support your move to Northern California. Subject to the following paragraph, Gilead will enroll you in our home marketing, Buyer Value Option (BVO) Program, administered by our relocation vendor, The MIGroup. All non-recurring transaction costs in connection with the sale of your current home and (if you so elect) purchase of a new home will be covered by Gilead, through The MIGroup. This includes the real estate commission, typical seller closing costs, and typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by The MIGroup, subject to the terms hereof.

Gilead will provide you with up to twelve months of temporary accommodations in a fully furnished corporate apartment equivalent in quality to the corporate apartment currently provided to you by your current employer. Gilead and its relocation vendors will assist you with the selection and billing for these accommodations.  Following such period of temporary accommodations, you may elect to receive from Gilead either the mortgage subsidy or the rental subsidy described in the following two paragraphs.

Gilead will provide you assistance with either the purchase of a home, as described in this paragraph, or a rental subsidy, as described in the following paragraph, at your election. If you elect to purchase a home, Gilead will (as noted above) reimburse you for 100% of the transaction costs associated with your home purchase. All non-recurring transaction costs in connection with purchase of a new home will be covered by Gilead, through the MI Group. This includes the typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by The MIGroup. The new home purchase must be within 36 months of your start date.  In addition, Gilead will provide you a mortgage subsidy. The subsidy is an amount of money to be used only to help you purchase a home in the new location by reducing the mortgage’s interest rate for a period of time so that you can transition into a higher cost area. You cannot use the mortgage subsidy for any purpose other than to reduce (temporarily) the interest rate on your loan. In order to be most tax advantageous to you, we will allow you to configure this subsidy in any manner you choose, provided it follows all legal guidelines for tax-favored treatment by Gilead. The mortgage subsidy is provided exclusively through The MIGroup for up to ten years. The annual distribution is set on a total subsidy amount capped at $750,000.

Alternatively, if you elect to rent a home, Gilead will provide you with a rental subsidy. The Rental Subsidy Program (RSP) is provided for a maximum of 36 months and paid in three annual advance, lump sum installments. The first 12 month payment will be issued within 10 days of your request and the second and third 12 month payments will be paid on the first and second anniversary of your first payment. The RSP you are eligible for is $100,000 annually. The RSP payments are considered taxable income and will be paid net of taxes.

The MIGroup will arrange to have your household goods moved to your new location utilizing the company contracted carrier. Payment of these moving expenses will also include a payment to cover state and federal taxes incurred on this portion of your relocation expenses.

You will be provided a miscellaneous relocation allowance of $20,000, paid net of taxes as soon as administratively possible. This is intended to cover miscellaneous expenses such as utilities installation, auto license and registration, and any other expenses not provided elsewhere under Gilead’s relocation policy.

If your employment should terminate within one (1) year of your Start Date, the full cash amount of this relocation package including, but not limited to, any moving allowance, temporary housing costs, transaction costs, lump sums and associated tax gross-ups accepted by you is due and payable to Gilead within 90 days after your last date of employment, except that you will have no such repayment obligation if your employment is terminated by Gilead without Cause (as defined above) or by you for Good Reason (as defined above) or as a result of your death or Disability (as defined above).

Additional Benefits.  Gilead will provide you with up to three years of tax preparation services following your relocation to the Foster City area. Gilead will also reimburse you for your legal fees incurred in connection with the negotiation of your terms of employment with Gilead, not to exceed $40,000.

Gilead provides a comprehensive company-paid benefits package including health, dental, vision, life, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 30 hours or more (unless otherwise specified). You will need to enroll for medical, dental and vision coverage within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins effective as of your Start Date.

At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan (“ESPP”) that offers you the opportunity to contribute up to 15% of your earnings, up to the IRS maximum, through payroll deductions to purchase Gilead stock at 85% of the lower of the closing price at the date of enrollment or purchase. ESPP enrollment occurs two times a year.

Additionally, we offer a 401(k) plan, which provides you with the opportunity for Pre-tax, Roth After-tax and Additional After-tax savings by deferring from 1-50% of your annual salary, subject to IRS maximums. Gilead will match 100% of your Pre-tax and/or Roth After-tax contributions to the plan up to a maximum company contribution of $12,000 per year (commencing January 1, 2019). More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

As an employee, you are covered under Gilead’s Workers Compensation insurance policy. This policy applies to all employees who become ill or injured on the job. Gilead’s Workers Compensation carrier is XL Insurance America, Inc. Claims are handled by Sedgwick, a Third Party Administrator, at 1-855-336-0983.

You will be entitled to severance benefits in accordance with the terms and conditions of the Gilead Sciences, Inc. Severance Plan, as amended (the “Severance Plan”); provided, however, that notwithstanding anything to the contrary in the Severance Plan, a termination of your employment by Gilead without Cause (as defined above) or by you for Good Reason (as defined above) will be considered “an involuntary termination” that entitles you to the “Severance Pay Benefit” for purposes of Section IV(a)(i)(1) of the Severance Plan, subject to your execution and delivery to Gilead of a release of claims as contemplated by the Severance Plan.  In addition, for purposes of determining your Severance Pay Benefit under the Severance Plan, (i) the requirement to be employed with Gilead for six (6) months before you are eligible to receive severance benefits under the plan (as referred to in Section IV(a)(ii)(8) of the plan and Section B of Appendix A of the plan) shall not apply, and (ii) in the event a termination of your employment in 2019 triggers your right to receive severance benefits under the plan, the bonus component of your cash severance shall be determined by multiplying your target cash bonus opportunity for 2019 by the applicable severance multiplier provided in the plan. A copy of this plan has been provided to you.

For your information, we have enclosed a Benefits Summary outlining Gilead’s benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue paid time-off but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation.

Additional Terms. All compensation provided to you, including any cash or equity-based compensation, will be subject to Gilead’s collection of the applicable withholding taxes, and unless otherwise specifically stated above, Gilead will not gross-up or make whole for any such taxes.

You will abide by Gilead’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Gilead, you will be required to sign Gilead’s Confidential Information and Inventions Agreement (“CIIA”) for Employees indicating your agreement with this policy. At the termination of your employment, you will be reminded of your continuing duties under the CIIA. Please read this policy and the CIIA carefully.

You and Gilead will also enter into Gilead’s standard form of indemnification agreement with its executive officers.  During your employment with Gilead and for a period of not less than six (6) years after your employment with Gilead terminates, Gilead will cover you under directors and officers liability insurance in the same amount and to the same extent as Gilead covers its other executive officers and directors.

You will also be required to fill out the electronic Employment Eligibility Verification (Form I-9). This electronic form will be sent to you via email. On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.

Gilead will share with you in advance of any release or filing, as applicable, draft copies of any press release or SEC filing with respect to the announcement of your employment with Gilead for your review and approval.

You agree and represent to Gilead by signing below that as of the Start Date you will not be subject to any other agreement or any other previous or existing business relationship which conflicts with or restricts the full performance of your duties and obligations to Gilead (including your duties and obligations under this or any other agreement) during the term of your employment except for the non-solicitation agreement and secrecy obligation with F. Hoffman — La Roche Ltd. as previously disclosed to Gilead’s Executive Vice President, Human Resources, and Gilead will not deem such non-solicitation agreement and secrecy obligation to conflict with or restrict the full performance of your duties and obligations to Gilead during the term of your employment.  Further, you understand and agree that Gilead does not desire or intend to acquire from you any trade secrets or confidential proprietary information you may have acquired from others, including former employers.  Therefore, you agree that during the term of your employment with Gilead, you will not bring to Gilead any such trade secrets or confidential proprietary information, nor will you use or disclose any trade secrets or confidential proprietary information of any former or concurrent employer, or any other person or entity with whom you have an agreement or to whom you owe a duty to keep such information in confidence.

Further, you agree and represent to Gilead by signing below that you have never been terminated, suspended, or otherwise disciplined by an employer or organization for conduct that was alleged to be in violation of that employer/organization’s personnel policies, including but not limited to policies concerning harassment, discrimination, or other misconduct.

You agree by signing below that Gilead has made no other promises other than what is outlined in this letter. It contains the entire offer Gilead is making to you. Our agreement can only be modified by written agreement signed by you and Gilead’s Representative. You also agree that should you accept a position at Gilead, the employment relationship is based on the mutual consent of the employee and Gilead. Accordingly, either you or Gilead can terminate the employment relationship at will, at any time, with or without cause or advance notice.

This offer of employment is effective for 10 days from the date of this letter. If all of the foregoing is satisfactory, please sign and date within 10 days.

The Board of Directors is excited to have you join as the new leader of Gilead, and look forward to working with you on the organization’s short and long-term success.

Sincerely,

/s/ Per Wold Olsen
Per Wold Olsen
Chairman, Compensation Committee and Member of CEO Search Committee

Foregoing terms and conditions hereby accepted:

Signature:	/s/ Daniel P. O’Day
Name:	Daniel P. O’Day
Date:	November 30, 2018